Exhibit (a)(7)

News Release

Magma Announces Going Concern Opinion

SAN JOSE, Calif., July 27, 2009 – Magma Design Automation Inc. (Nasdaq: LAVA), a provider of chip design software, today announced that its audited financial statements for the fiscal year ended May 3, 2009, included in the company’s Annual Report on Form 10-K, filed on July 20, 2009, contained a going concern qualification from its independent registered accounting firm, Grant Thornton LLP. Management’s plan to address this going concern issue includes, among other things, an offer to exchange all of the company’s outstanding 2.0% Convertible Senior Notes due May 15, 2010 for up to an aggregate principal amount of $44,945,000 of 8.0% Convertible Senior Notes due 2014, as discussed in Note 2 of the financial statements included in Magma’s Annual Report on Form 10-K filed on July 20, 2009. In a separate news release issued today, the company announced it commenced the above-referenced exchange offer.

This announcement is required by Nasdaq marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion containing a going concern qualification. This announcement does not represent any change or amendment to the company’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended May 3, 2009.

About Magma

Magma’s electronic design automation (EDA) software is used to create complex, high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, DVD/digital video, networking, automotive electronics and other electronic applications. Magma products for IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization are recognized as embodying the best in semiconductor technology, providing the world’s top chip companies the “Fastest Path to Silicon.”™ Magma maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA.

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Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements about Magma’s exchange offer and are subject to risks and uncertainties that could cause actual results to differ materially from Magma’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: the risk that the company does not complete the exchange offer on the terms currently described in its registration statement on Form S-4 or at all, as a result of a change in capital and debt market conditions, changes in the price of Magma’s common stock, or the unwillingness of note holders to exchange their existing notes for exchange notes having the terms currently proposed. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-K for the fiscal year ended May 3, 2009 and its Registration Statement on Form S-4, as amended on July 27, 2009.

Press contact:

Monica Marmie

Director, Marketing Communications

Magma Design Automation

(408) 565-7689

mmarmie@magma-da.com

Investor contact:

Milan G. Lazich

Vice President, Corporate Marketing

Magma Design Automation

(650) 464-1132

milan.lazich@magma-da.com